UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2012

LPATH, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-50344	16-1630142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4025 Sorrento Valley Blvd.
San Diego, California 92121

 (Address of principal executive offices) (Zip Code)

(858) 678-0800

Registrant’s telephone number, including area code

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement

On December 16, 2010, Lpath, Inc. (the “Company”) entered into an Option, License and Development Agreement (the “Agreement”) with Pfizer Inc. (“Pfizer”), which provides Pfizer with an exclusive option for a worldwide license to develop and commercialize iSONEP™, the Company’s lead monoclonal antibody product candidate, which is being evaluated for the treatment of wet age-related macular degeneration (wet AMD) and other ocular disorders.

Under the original terms of the Agreement, Pfizer and the Company planned to conduct two studies, including a Phase 1b study in wet AMD patients with Pigment Epithelial Detachment (PED), a complication of wet AMD (the “PEDigree trial”), and a larger Phase 2a study in wet AMD patients generally (the “Nexus trial”). The Company began enrolling patients in the PEDigree and Nexus trials in September 2011 and October 2011, respectively.

As a previously announced, the PEDigree and Nexus trials were placed on clinical hold in January 2012 following a determination by the FDA that the fill-and-finish contractor that had filled the iSONEP clinical trial vials was not in compliance with the FDA’s current Good Manufacturing Practice (“cGMP”) standards during the time period it provided those services to the Company.  Thereafter, the Company manufactured new iSONEP drug substance and resumed dosing patients in the Nexus trial in September 2012.

As a result of the clinical hold and the requirement to manufacture new drug substance, the projected costs to complete the iSONEP trials increased significantly.  As previously announced, Pfizer requested the Company to consider potential alternatives to reduce the overall cost of the iSONEP trials.

On December 5, 2012, the Company and Pfizer amended the Agreement (the “Amendment”) to, among other things, reflect the parties’ agreement to discontinue the PEDigree trial and to focus on the Nexus trial.  The parties modified the protocol for the Nexus trial to include certain wet AMD patients with PED in the Nexus trial.  In addition, the Company can elect to conduct the PEDigree trial at any time at its cost.  Under the terms of the Amendment, the parties will continue to pursue and share the cost of the iSONEP trials, including any costs associated with discontinuing the PEDigree trial.

As of September 30, 2012, Pfizer had paid the Company $20.0 million pursuant to the terms of the Agreement, including an upfront payment of $14 million.  The Amendment does not modify the Company’s obligation to fund the next $6.0 million of Nexus trial costs.

The foregoing description of the Amendment to the Agreement is qualified in its entirety by reference to the text of the Amendment , a copy of which will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012.

Item 8.01                   Other Events

As previously announced, the Company resumed dosing patients in the Nexus trial in September 2012.  The Company expects to complete the Nexus trial during the first quarter of 2014.  Following completion of this study, Pfizer has the right to exercise its option for worldwide rights to iSONEP for an undisclosed option fee and, if Pfizer exercises its option, the Company will be eligible to receive development, regulatory and commercial milestone payments that could total up to $497.5 million.  In addition, the Company will be entitled to receive tiered double-digit royalties based on sales of iSONEP.

Cautionary Statement About Forward-Looking Statements

The Company cautions you that the statements included in this Current Report that are not a description of historical facts are forward-looking statements. These include statements regarding the Company’s expected timing to complete the Nexus trial.  Actual results may differ materially from those set forth in this Current Report due to the risks and uncertainties inherent in the Company’s business and in conducting clinical trials, including, without limitation: the Company may not successfully complete additional clinical trials for its product candidates on a timely basis, or at all; the Company may not be successful in maintaining its commercial relationship with Pfizer Inc.; and the Company may not be able to secure the funds necessary to support its clinical-development plans. More detailed information about the Company and the risk factors that may affect the realization of the forward-looking statements is set forth in the Company’s filings with the SEC, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this Current Report to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPATH, INC.

Dated: December 11, 2012	By:	/s/ Gary J. G. Atkinson
Name: Gary J.G. Atkinson
Title: Vice President and Chief Financial Officer